Exhibit 107
Calculation of Filing Fee Tables

Form S-4
(Form Type)

Crescent Energy Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c) Rule 457(f)(1)	81,638,964 (1)	—	$997,170,962.65 (2)	0.00014760	$147,182.43	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
	Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$997,170,962.65		$147,182.43
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$147,182.43
(1)Represents the estimated maximum number of shares of Class A Common Stock, par value $0.0001 per share, of Crescent Energy Company (the “Registrant”) issuable upon the completion of the mergers and other transactions contemplated by the Agreement and Plan of Merger, dated as of May 15, 2024, by and among the Registrant, Artemis Acquisition Holdings Inc., Artemis Merger Sub Inc., Artemis Merger Sub II LLC and SilverBow Resources, Inc. (“SilverBow”) (as may be amended, the “Merger Agreement”) and is based upon the product of an exchange ratio in the Merger Agreement of 3.125 multiplied by (i) 25,538,487 shares of common stock, par value $0.01 per share, of SilverBow (“SilverBow Common Stock”) estimated to be issued and outstanding immediately prior to the effective time of the Initial Merger (as defined in the Merger Agreement), (ii) 187,089, which is 50% of the number of shares of SilverBow Common Stock subject to time-based restricted stock units estimated to be outstanding immediately prior to the effective time of the Initial Merger and (iii) 398,893, which is 50% of the number of shares of SilverBow Common Stock subject to performance-based restricted stock units (assuming that all performance-based vesting conditions were achieved at the maximum level of performance) estimated to be outstanding immediately prior to the effective time of the Initial Merger.
(2)Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(c) and 457(f)(1) under the Securities Act. Such amount equals the product of (a) (i) $38.17, the average of the high and the low prices per share of SilverBow Common Stock, as reported on the New York Stock Exchange on June 6, 2024, which is within five business days prior to the filing of this Registration Statement on Form S-4, and (ii) 26,124,469, the estimated maximum number of shares of SilverBow Common Stock that may be exchanged for the securities being registered.